Exhibit 3.6

OPERATING AGREEMENT

OF

BNG AMERICA LLC

This Operating Agreement (this “Agreement”) is entered into this 9th day of January, 2006, by BNG America, a Delaware corporation, the sole Member of the limited liability company referred to in this Agreement. Unless the context otherwise requires, terms that are capitalized and not otherwise defined in context have the meanings set forth or cross-referenced in Article 2 of this Agreement.

Article 1. Organization

1.1 Formation of the Company; Term. The Company is a limited liability company under the Act, governed by this Agreement. The Company is an entity separate from its sole Member, created by the execution and filing with the Secretary of State of Delaware of the Certificate of Formation of BNG America LLC on November 14, 2005. Unless sooner dissolved and liquidated in accordance with Article 6, the Company is to continue in perpetuity.

1.2 Name. The name of the Company is: BNG America LLC.

1.3 Purpose of the Company. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

1.4 Principal Place of Business, Office and Agent. The principal place of business and mailing address of the Company, and the office where the records required by the Act are kept is 1235 South Clark Street, No. 700, Arlington, Virginia 22202, or at such other location selected, from time to time, by the Board. The registered office of the Company in Delaware is at the office of the statutory agent of the Company in Delaware. The statutory agent of the Company in Delaware is National Registered Agents, Inc. The Board may, from time to time, change the statutory agent or the principal place of business of the Company, without reflecting the change in this Agreement.

1.5 Fictitious Business Name Statement; Other Certificates. The Officers will from time to time register the Company as a foreign limited liability company and file fictitious or trade name statements or certificates in those jurisdictions and offices as the Officers consider necessary or appropriate. The Company may do business under any fictitious business names approved by the Board. The Officers will, from time to time, file or cause to be filed certificates of amendment, certificates of cancellation, or other certificates as the Officers reasonably consider necessary or appropriate under the Act or under the law of any jurisdiction in which the Company is doing business to establish and continue the Company as a limited liability company or to protect the limited liability of the Member.

Article 2. Definitions

Act means the Delaware Limited Liability Company Act, Delaware Code Title 6, Chapter 18 (§§ 18-101, et. seq.), as amended from time to time. Any reference to the Act automatically includes a reference to any subsequent or successor limited liability company law in Delaware.

Affiliate means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified person. A Person controls another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract, or otherwise. Affiliate also includes any Person who is related by blood or marriage to the Person in question.

Agreement means this Agreement as amended from time to time.

Bankruptcy Proceeding means any of the following: (i) the filing of an application for, or a consent to, the appointment of a trustee, receiver or custodian of the Company’s assets; (ii) the filing of an application or petition for relief with respect to the Company in proceedings under the United States Bankruptcy Code; or (iii) the making of a general assignment for the benefit of creditors.

Board or Board of Managers means the Board of Managers created under Article 4.

Company means BNG America LLC.

Manager means any Manager of the Company as appointed as provided in Article 4.

Fiscal Year means the fiscal year of the Company as determined from time to time, and, initially, means a fiscal year ending on March 31; provided that the Member, subject to applicable tax law, may change the Fiscal Year at its election at any time.

Member means BNG America, a Delaware corporation.

Officer or Officers means any Officer or Officers appointed as provided in Article 4.

Person or person means any natural person, partnership (whether general or limited or whether domestic or foreign), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or representative capacity.

Subsidiary means any entity with respect to which, and at the time in question, either (a) the Company owns more than 50% of the equity or other ownership interests, or (b) the Company has the right to appoint or elect a majority of the board of directors or similar governing body.

Article 3. Capitalization; Economics

3.1 Capital. The Member will contribute $ 100 to the capital of the Company. Thereafter, the Member may, but shall not be obligated to, make such additional contributions of cash or other assets as it deems reasonably necessary or advisable from time to time. The Member’s ownership of the Company will be evidenced by a Membership Certificate issued by the Company in units of one dollar ($1.00) each.

3.2 Capital Accounts; Allocations. Capital accounts described in Treasury Regulations§1.704-l(b), as promulgated pursuant to Internal Revenue Code section 704, shall be established and maintained in accordance with said regulations. All items of income, gain, loss and deduction will be allocated to the Member. The Member or its designee will keep a record of the Member’s contributions to the Company, the Company’s income, gains, losses and deductions, and its distributions to the Member.

3.3 Interest. The Member is not to be paid interest on its capital contribution(s) to the Company.

3.4 Distributions. Prior to the winding-up and liquidation of the Company, the Board may, in its sole discretion, cause the Company to make distributions of cash or other property to the Member. Upon winding up and liquidation of the Company, all assets of the Company shall be distributed in the manner and in the order of priority as provided in the Act.

Article 4. Management

4.1 Management by Board of Managers. Except as set forth under Section 4.3 below, the Company shall be managed by the Board of Managers and by the Officers appointed by the Board.

4.2 Board of Managers.

(a) The Company shall have a Board of Managers, appointed by the Member, that may from time to time be increased to not more than nine (9) or decreased to not less than one (1) member. One of the Managers appointed by the Member shall be designated by the Member as the Chairman of the Board. The following person is the Manager of the Company as of the date hereof and until his successor is duly appointed by the Member:

Philip O. Strawbridge             Chairman and Manager

(b) Each Manager will serve for a term of one year, provided that the Member may remove any Manager appointed at any time by written notice to the Company. Any Manager may resign at any time by delivering written notice to the Company.

(c) In the event of the death, resignation or removal of any Manager, the Member will nominate a replacement Manager to serve out the remainder of the former Manager’s term. Any Manager may be renominated to one or more additional terms.

4.3 Authority and Power of the Board. The powers of the Company shall be exercised by and or under the authority of the Board, and the business and affairs of the Company shall be managed under the Board’s direction. In addition to the powers and authority conferred upon the Board by this Agreement, the Board may exercise all such powers of the Company and do all such lawful acts and things as are not by law, the Certificate of Formation or this Agreement directed or required to be exercised or done by the Member. No Manager shall have the power or authority to act on behalf of the Company, except as an agent to carry out actions authorized by the Board in accordance with Section 4.4(f). The following actions may be undertaken by the Board only with the Member’s prior written authorization:

(a) any transaction between the Company and any Affiliate of the Company or of the Member, including their respective Officers, members of the Board and/or directors;

(b) the issuance of any additional ownership or equity interests in the Company to any person other than the Member;

(c) incurring indebtedness (other than in the ordinary course of business);

(d) entering into employment, severance, profit-sharing, bonus or similar plans with any employee of the Company;

(e) merging with one or more limited liability companies, limited partnerships or corporations under the applicable provisions of the Act;

(f) the sale or transfer of all or substantially all of the Company’s assets;

(g) amendment of this Agreement or the Certificate of Formation of the Company;

(h) taking any action on behalf of the Company for any Bankruptcy Proceeding; or

(i) dissolving or terminating the Company.

4.4 Board Meetings.

(a) Notices of Regular Meetings. Regular meetings of the Board of Managers shall be held at such times and places as may be fixed by the Board of Managers (with notice of such time and place sent to all Managers once fixed), and may be held without further notice.

(b) Notices of Special Meetings. Special meetings of the Board may be called by any Manager. Notice of the time and place of special meeting of the Board shall be effective: (i) if delivered to each member of the Board by hand, telecopy or telex at least 48 hours prior to the time of such meeting; (ii) placed in the mail addressed to each member of the Board with proper first class postage prepaid, at least ten (10) business days prior to the date of such special meeting; or (iii) if telephoned to each member of the Board at least 48 hours prior to the date of such special meeting. Notices of special meetings of the Board shall identify the purpose of the special meeting or the business to be transacted at the special meeting. The failure to specifically identify an action to be taken or business to be transacted shall not invalidate any action taken or any business transacted at a special meeting.

(c) Location of Board Meetings. Board meetings may be held at any location; provided, however, that Managers may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

(d) Waiver of Notice of Meeting. Whenever notice of a Board meeting is required to be given under this Agreement, a written waiver of notice, signed by the Manager entitled to notice, whether before or after the time of the meeting, is equivalent to notice. A Manager’s attendance at a meeting is a waiver of notice of that meeting, unless the Manager attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Quorum for Board Meetings. A majority of the Managers is a quorum for the transaction of business at a meeting of the Board.

(f) Required Vote. The vote of at least a majority of the Managers on the Board is approval by, or the authorization of, the Board. Unless otherwise specifically provided in the Agreement, no Manager on the Board shall be disqualified from acting on any matter because the person that nominated him is interested in the matter to be acted upon by the Board. If there is a tie vote, then the Chairman shall resolve the issue.

(g) Voting. Each Manager on the Board shall have one vote.

(h) Written Actions of the Board. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if those Managers whose vote would be sufficient to take the action at a meeting consent thereto in writing.

4.5 Committees. The Board may designate one or more committees. Each committee shall be composed of such number of Managers, not less than two, as the Board may determine. Any committee, to the extent provided by this Agreement or by the Board may have and may exercise all of the power and authority granted to the Board under Section 4.3. All the provisions of this Agreement shall apply to committees of the Board, except that special meetings of a committee may be called by any member of such committee and the chairman of any committee shall preside at meetings of such committee. A vote of at least a majority of the members of a committee shall constitute approval by, or the authorization of, any committee.

4.6 Officers of the Company. The initial Officers of the Company are:

Philip O. Strawbridge	President and Chief Executive Officer
Jonathan P. Carter	Vice President, General Counsel and Secretary
Richard A. Tooze	Vice President, Chief Financial Officer and Treasurer
John A. Christian	Senior Vice President and Chief Operating Officer
Marilyn J. Heuss	Vice President
John M. Wilcynski	Vice President

The Company may have such additional Officers as are appointed, from time to time, by the Board. From time to time, the Board may establish, increase, reduce or otherwise modify responsibilities for the Officers or may create or eliminate officers as the Board considers appropriate. Any Officer may be removed at any time by the Board. The Officers of the Company have the authority, responsibilities and duties as are customary for officers holding similar positions with respect to businesses conducted in corporate form and such additional authority, responsibilities and duties as the Board may determine, from time to time. Any number of offices may be held by the same person. Each Officer holds office until his successor is appointed or elected or until his earlier resignation or removal. Any Officer may resign at any time upon written notice to the Company.

4.7 Duties of the Officers. In addition to obligations imposed by other provisions of this Agreement, each Officer will devote to the Company such time as is reasonably necessary and his best efforts to carry out the business of the Company and to accomplish its purpose.

Article 5. Standard of Care; Indemnification

5.1 Standard of Care

(a) Any Member or any director, trustee or officer of any Member serving on behalf of the Company, and any Manager, Officer or employee of the Company in the performance of his, her or its duties, is entitled to rely in good faith on information, opinions, reports or statements presented to the Company by any of its other Members, Managers, Officers, employees or committees of the Company, or by any other Person, as to matters the Member or any director, trustee or officer of any Member serving on behalf of the Company, and any Manager, Officer or employee of the Company reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

(b) Each Manager will perform his duties as Manager in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with the care that an ordinarily prudent person in a similar position would use under similar circumstances.

(c) A Manager cannot be found to have violated Section 5.1 (b) unless it is proved, by clear and convincing evidence, in an action brought against the Manager, that he has not met the standard of Section 5.1(b).

(d) A Manager is liable in damages for any action that he takes or fails to take as a manager only if it is proved by clear and convincing evidence, that his action or failure to act involved (i) an act or omission undertaken with deliberate intent to cause injury to the Company or undertaken with reckless disregard for the best interests of the Company, (ii) acts or omissions not in good faith or which involved intentional misconduct or knowing violation of the law, or (iii) any transaction from which the Manager derived an improper personal benefit.

5.2 Right to Indemnity. If any Member or assignee or any trustee, director or officer of any Member or assignee serving on behalf of the Company or any Manager or Officer of the Company (an “Indemnitee”) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or investigation involving a cause of action or alleged cause of action for damages or other relief arising from or related to the business or affairs of the Company (but without recourse to the separate assets of the Member or any assignee) the Company shall indemnify the Indemnitee against all losses, costs and expenses, including judgments and amounts paid in settlement and attorney’s fees actually and reasonably incurred by the Indemnitee in connection with the action, suit, proceeding or investigation, so long as the Indemnitee has performed his, her or its duties in good faith, in a manner he, she or it reasonably believes to be in the bests interests of the Company, and with the care that an ordinarily prudent person in a similar position would use under similar circumstances and, with respect to any criminal action, proceeding or investigation, that she, he, or it had reasonable cause to believe his, her or its conduct was not unlawful. The termination of any action, suit, proceeding or investigation by judgment, order, settlement or conviction upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner she, he, or it reasonably believed to be in the best interests of the Company and with the care that an ordinarily prudent person in a like position would use under similar circumstances and, with respect to any criminal action, proceeding or investigation, that she, he, or it had reasonable cause to believe his, hers or its conduct was not unlawful.

5.3 Board Determination. Unless indemnification is ordered by a court, the determination for purposes of Section 5.2 whether an Indemnitee met the standard set forth in this Agreement shall be made in the specific case by the Board.

5.4 Advancement of Expenses. Expenses, including attorney’s fees, incurred by any Indemnitee (other than any employee or agent of the Company who is not an officer of the Company) in defending any action, suit, proceeding or investigation shall be paid by the

Company as they are incurred, in advance of the final disposition of the action, suit, proceeding or investigation, upon such terms and conditions as the Board shall determine. Reasonable expenses, including court costs and attorney’s fees, of the type referred to above in this Section 5.4 incurred by an employee or agent of the Company who is not also an officer of the Company may be so paid in the discretion of the Board upon such terms and conditions, if any, as the Board deems appropriate.

5.5 Other Right to Indemnity or Reimbursement; Survival. Notwithstanding the foregoing, indemnification under this Article 5 shall be provided only with respect to losses, costs, expenses, judgments and amounts which otherwise are not compensated for by insurance carried for the benefit of the Company. Any indemnification pursuant to this Agreement shall not be deemed exclusive of any rights to which those seeking indemnification may be entitled under any rule of law (whether common law or statutory), agreement or arrangement, whether as to action in an official capacity or as to action in another capacity while holding such position or while employed by or acting as agent for the Company, and shall continue as to an Indemnitee who has ceased to serve in any capacity on behalf of the Company and shall inure to the benefit of the heirs, successors, executors and administrators of the Indemnitee.

5.6 Indemnification of Employees and Agents. The Company may indemnify any employee or agent of the Company and any employee or Affiliate of any Member serving on behalf of the Company upon such terms and conditions, if any, as the Board considers appropriate.

5.7 Insurance. The Company may purchase and maintain insurance on behalf of any Person who is or was or has agreed to become a member of the Board, or any board of directors or mangers of any Subsidiary, against any liability asserted against him and incurred by him or on his behalf in any capacity, or arising out of his status as a Board member or in another capacity, whether or not the Company would have the power to indemnify him against the liability under the provisions of this Agreement, so long as the insurance is available on acceptable terms as determined by the Board.

5.8 Savings Clause. If this Article 5 or any portion of this Article shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Indemnitee as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including any action by or in the right of the Company, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

Article 6. Dissolution and Final Liquidation

6.1 Dissolution. Notwithstanding the retirement, resignation, expulsion, bankruptcy or dissolution of the Member, or the occurrence of any other event that terminates the continued membership of the Member in the Company, the term of the Company shall continue from the date of its formation in perpetuity, unless earlier dissolved on the earliest to occur of:

(a) An election to dissolve the Company made by written consent of the Member; or

(b) The entry of a decree of judicial dissolution under the Act.

6.2 Winding Up. On the dissolution of the Company, the Company’s affairs shall be wound up as soon as reasonably practicable. The winding up shall be accomplished by the Board.

6.3 Distribution of Assets. On the winding up of the Company, its assets shall be applied in the manner, and in the order of priority, provided for in the Act.

Article 7. General

7.1 Governing Law. This agreement is governed by and is to be construed under the laws of Delaware, without giving effect to its rules of conflicts of laws.

7.2 Construction. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, include all other genders. Unless otherwise specifically stated, reference to sections or articles refer to the sections and articles of this Agreement.

7.3 Notices. All notices to the Company or to the Member which are required or contemplated by this Agreement shall be in writing and delivered personally or sent by first class, registered or certified mail (postage prepaid, return receipt requested), overnight courier service or facsimile addressed as follows:

If to the Member:

BNG America

Attn: Philip Strawbridge

1235 South Clark Street

No. 700

Arlington, VA 22202

Facsimile: (703) 412-2567

With a copy to:

BNG America

Attn: Jonathan P. Carter

1235 South Clark Street

No. 700

Arlington, VA 22202

Facsimile: (703) 412-2571

If to the Company:

BNG America LLC

Attn: Philip Strawbridge

1235 South Clark Street

No. 700

Arlington, VA 22202

Facsimile: (703) 412-2567

With a copy to:

BNG America LLC

Attn: Jonathan P. Carter

1235 South Clark Street

No. 700

Arlington, VA 22202

Facsimile: (703) 412-2571

IN WITNESS WHEREOF, the Member has caused this Agreement to be executed by its duly authorized officer effective for all purposes as of the day and year first above written, as permitted by Section 201 (d) of the Act.

BNG AMERICA

By:	/s/ Jonathan P. Carter
Name:	Jonathan P. Carter
Title:	Vice President, General Counsel & Assistant Secretary